EXHIBIT 10.21

AGREEMENT FOR THE PURCHASE OF ALL OF THE
SHARES OF CAPITAL STOCK OF
COLLINS CONSTRUCTION, INC.

THIS AGREEMENT FOR THE PURCHASE OF SHARES OF CAPITAL STOCK OF COLLINS CONSTRUCTION, INC. (the “Agreement”) made this _____ day of March, 2010, with an Effective Date of March 31, 2010 (the “Effective Date”), by and between Collins Construction, Inc., a Colorado corporation (“Collins”), FRANK W. COLLINS and JOSHUA GOODSELL, being all of the shareholders of Collins (the “Sellers”), and GeoBio Energy, Inc., a publicly traded Colorado corporation (hereinafter either the “Purchaser” or “GeoBio”), and for the purpose of setting forth the terms and conditions upon which the Sellers will sell to GeoBio One Hundred Percent (100%) of Collins’s issued and outstanding capital stock and capital stock equivalents (hereinafter defined).

WITNESSETH:

WHEREAS, the Sellers and GeoBio shall appoint a mutually agreeable escrow agent acceptable to, and for the benefit of, the Sellers, to manage the transfer of consideration received from GeoBio for the sale of the Capital Stock (hereinafter defined) of Collins.  Collins shall bear any and all commissions or other transaction fees payable to David Moore and/or Business World Brokers, Inc.

NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the parties herewith agree as follows:

ARTICLE I
SALE OF SHARES OF CAPITAL STOCK

1.01           Sale of Shares.  Subject to the terms and conditions of this Agreement, the Sellers agree to sell to GeoBio, One Hundred Percent (100%) of the total issued and outstanding capital stock, securities convertible into capital stock and all capital stock equivalents of Collins held by the Sellers in such amounts as set forth in Schedule 1.01, as of the date first written above (herein collectively referred to as the “Capital Stock”), and GeoBio agrees to purchase the Capital Stock for the following consideration (the “Purchase Price Consideration”), subject to the covenants stated in Article V and to the terms and conditions of this Agreement, generally:

(a)
Cash Consideration. The Purchaser shall tender Eight Million U.S. Dollars in cash ($8,000,000.00) (the “Cash Consideration”) to Sellers at Closing (defined in Section 4.01, herein), which amount shall be payable as follows:

(i)
On or before March 31, 2010, the sum of Fifty Thousand Dollars ($50,000) shall be deposited with Escrow Agent (defined in Section 1.02, herein) as earnest money and applied pursuant to the provisions of this Agreement (the “Earnest Money”).  In the event Purchaser fails to perform its obligation to close the transaction contemplated herein, the Earnest Money shall constitute liquidated damages and shall be forfeited by Purchaser and retained on behalf of Sellers; and

(ii)	The balance of the Cash Consideration shall be paid to Sellers at Closing in certified funds, by local cashier’s check, wire transfer or in other good funds acceptable to Seller.

The parties acknowledge that GeoBio intends to obtain such Cash Consideration prior to the Closing Date through third-party financing (the “Financing”).

(b)
 Promissory Note. GeoBio shall also tender to Sellers, at Closing, a Five (5) year, 8% Subordinated Promissory Note (the “Note”) in the amount of Two Million Five Hundred Thousand U.S. Dollars ($2,500,000.00), with annual interest payable on a quarterly basis.  The Note shall be fully subordinate to institutional lenders and debt investors and, in form and in substance, satisfactory to such lenders.

(c)
  Payoff of Vehicle Loans. At Closing, GeoBio shall pay off or otherwise refinance the then remaining principal balances associated with the loan and financing agreements set forth on Schedule 1.01(c), causing Sellers to be released and removed as Guarantors thereunder.

(d)
  Assumption of Lease Agreements.  GeoBio shall assume the debt obligations owed under certain equipment lease agreements consistent with the equipment lease agreements set forth on Schedule 1.01(d) and cause Sellers to be released and removed as Guarantors under such equipment lease agreements at or prior to Closing.

1.02           Escrow Agent/Broker.  Stewart Title of Glenwood Springs, Inc., 1620 Grand Avenue, Glenwood Springs, Colorado 81601 (“Escrow Agent”), shall act on behalf of both parties  to coordinate the delivery of the Purchase Price Consideration in exchange for delivery of the Capital Stock and all certificates, corporate books and records of Collins (the “Corporate Documents,” as detailed in Section 2.14), and to coordinate distribution of the Purchase Price Consideration.  Collins shall bear any and all commissions payable to David Moore and/or Business World Brokers, Inc., and all other transaction fees associated with the Closing of the Agreement.

1.03           Exchange.  It is agreed that the entire Purchase Price Consideration will be transferred to the Escrow Agent by GeoBio prior to, or upon, the Closing Date (defined below), in exchange for the Capital Stock purchased by way of this Agreement.  The Capital Stock delivered to GeoBio by Collins shall be at the time of transfer held in the name(s) and denomination(s) as detailed in Schedule 1.01, consisting of all the current shareholders of Collins and setting forth the number of their respective shares, actual copies of which stock certificates are attached hereto at Exhibit 1.03 (which shall show 100% of the issued and outstanding Common Stock of Collins), and the Corporate Documents (defined herein) shall be transferred to, and shall remain with the Escrow Agent until the transaction closes at which point the Escrow Agent:  (i) shall forward the Capital Stock and the Corporate Documents of Collins to GeoBio; (ii) shall transfer the Cash Consideration to Sellers’ designated account(s) and deliver the Note to Sellers; and (iii) take such other actions as necessary to close the transaction as contemplated herein.

1.04           Opening of Escrow.  Upon both the signing of this Agreement and Escrow Agent’s receipt of the Earnest Money, the escrow shall be opened and in effect.

1.05           Date of Closing.  The Closing will take place on or before June 1, 2010 (the “Closing Date”), under the terms described in Article IV of this Agreement at the offices of Escrow Agent.

1.06           Purchaser’s Right to Extend Closing Date.  Purchaser shall have the right and option to extend the Closing Date until July 1, 2010 (the “Extended Closing Date”), for and in consideration of the following:

(a)           Purchaser’s deposit of an additional Fifty Thousand Dollars ($50,000) with Escrow Agent on or prior to June 1, 2010.  In the event Purchaser extends the Closing Date, such Fifty Thousand Dollar ($50,000) payment shall be delivered to Sellers at Closing and credited against the Cash Consideration due at Closing.

AND

(b)           Purchaser shall issue Two Hundred Thousand (200,000) shares of GeoBio’s common stock to Sellers within fifteen (15) days following GeoBio’s next reverse split of its issued and outstanding stock (the “Reverse Stock Split”), which GeoBio expects to occur prior to September 1, 2010, but in no event later than December 31, 2010.  In the event the Reverse Stock Split does not take effect prior to June 1, 2010, Purchaser shall provide Sellers additional written evidence of the Sellers’ right to and ownership in the Two Hundred Thousand (200,000) shares of GeoBio common stock.

In the event Purchaser extends the Closing Date, but fails to perform its obligation to close the transaction contemplated herein, the Earnest Money, as well as all payments and consideration required to extend the Closing Date, shall constitute liquidated damages and shall be forfeited by Purchaser and retained on behalf of Sellers.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Collins and the Sellers hereby represent and warrant to GeoBio, the following:

2.01           Organization.  Collins is a corporation duly organized in the State of Colorado and has all necessary corporate powers to conduct business.  All actions taken by the incorporators, directors and/or shareholders of Collins have been valid and in accordance with the laws of the State of Colorado.

2.02  Auditability.    Collins shall provide auditable  financial information necessary for GeoBio to construct accurate financial statements (including income statements, balance sheets and statements of cash flow) in accordance with Generally Accepted Accounting Principles (“GAAP”) for years 2007, 2008, 2009 and the “stub” period for 2010.

2.03           Capital.  The authorized capital stock of Collins currently consists of 100,000 shares of common stock, without par value, of which a total of 2,000 shares have been issued and are outstanding (“Common Stock”) (collectively, the Common Stock and any and all common stock equivalents and/or prefer stock or other forms of equity are referred to collectively as the Collins’ “Capital Stock”).  At the Closing, One Hundred Percent (100%) of all of the outstanding Capital Stock shall be transferred to GeoBio.  Additionally, upon Closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Collins to issue or to transfer from treasury any additional shares of its Capital Stock.  Furthermore, the Sellers represent that they have title to, or the authority to direct, all outstanding shares of Capital Stock as fully paid and non-assessable and in accordance with the State of Colorado corporate law and the applicable securities laws of the United States.

2.04           Financial Statements and Tax Returns.  Collins has delivered to GeoBio true and complete copies of the unaudited balance sheets consisting of QuickBook files as of December 31, 2009 (the “Financial Statements”).  Collins has also delivered to GeoBio true and complete copies of Collins’ federal and state income tax returns for its 2007 and 2008 tax years.

2.05  Absence of Changes.  Collins warrants and represents that since December 31, 2009, there have been no changes in the financial condition or operations of Collins except for changes in the ordinary course of business or as a result of customary seasonal variations.

(a)
Closing Financial Statements.  Any changes to the financial condition of Collins, or absence thereof, will be evidenced by true and complete copies of the unaudited balance sheets consisting of QuickBook files as of April 30, 2010, to be submitted to GeoBio at Closing (the “Closing Financial Statements”).  A list referred to as “Schedule 2.05(a),” which references the existing and ongoing liabilities to be taken over by GeoBio upon Closing, will be provided prior to Closing, and   Schedule 2.05(a) will be deemed accepted by GeoBio, upon GeoBio’s review and signature of Schedule 2.05(a) prior to or at Closing.  The Closing Financial Statements shall accurately depict the financial condition of Collins as of April 30, 2010, and; subsequent thereto, Collins shall not, except in the ordinary course of business, purchase, or enter into any contracts to purchase, any assets, nor dispose, assign, transfer, or encumber any assets shown on the Closing Financial Statements without the written consent of GeoBio.

(b)
Working Capital of the Company at Closing.  At Closing, Collins shall have Working Capital of One Million U.S. Dollars ($1,000,000).  For the purposes of this paragraph, Working Capital shall consist of all Accounts Receivable, plus cash, less Accounts Payable.  All work in progress performed through the day prior to Closing, whether billed or not, shall be allocated a dollar value in accordance with Collins’ established billing practices and included in Accounts Receivable, prior to Closing.  If at Closing the Working Capital is less than One Million U.S. Dollars ($1,000,000.00), then GeoBio shall reduce the Cash Consideration by the amount of the difference.  If at Closing the Working Capital is greater than One Million U.S. Dollars ($1,000,000.00), then the excess shall be distributed to Sellers out of the cash portion of Working Capital.  In the event such distribution of cash to Sellers is not sufficient to reduce the Working Capital to One Million U.S. Dollars ($1,000,000.00), Purchaser shall select Accounts Receivable to be assigned to Sellers in an amount equal to the remaining difference.

2.06           Liabilities.  Collins, at the signing of this Agreement, does not and will not, as of Closing, have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected in the corporate records of Collins submitted to GeoBio and/or included in Schedules 1.01(c), 1.01(d), 2.05(a), 2.07 and 2.10.  Additionally, Sellers represent:

(a)
Other than those disclosed herein, Collins is not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving Collins.  There is no other dispute of any kind between Collins and any third party, and no such dispute will exist at the Closing; and

(b)
At the time of the delivery of the Cash Consideration at the Closing, the assets of Collins shall be free and clear of all liens and encumbrances EXCEPT the liabilities to be paid off by GeoBio listed on Schedule 1.01(c), and the assumed liabilities listed on Schedule 1.01(d).

2.07           Tax Returns.  Within the times and in the manner prescribed by law, Collins will file all federal, state, and local tax returns required by law for periods prior to January 1, 2010.  Sellers agree to prepare and file Collins’ final S-Corporation tax return for January 1, 2010 through Closing and shall furnish a copy thereof to Purchaser upon filing the same with the IRS.  Collins has paid, or will pay by the Closing, all taxes, assessments, and penalties due and payable.  There is currently ongoing an IRS examination of Collins’ federal income tax returns for 2008 and prior years.  Sellers agree that GeoBio and/or Collins are hereby indemnified by Sellers from any liability, damages and expenses arising in connection with Collins’ federal and state income tax returns for 2009 and prior years.  There shall be no other taxes of any kind due or owing except the following:  federal excise taxes which come due after March15th; employee payroll taxes subsequent to the last required quarterly payment; a list referred to as “Schedule 2.07” which references the federal excise taxes, segment fees taxes and employee payroll taxes payable by GeoBio upon Closing will be provided prior to Closing.  Schedule 2.07 will be deemed accepted by GeoBio upon GeoBio’s review and signature of Schedule 2.07 at or prior to Closing.

2.8            Ability to Carry Out Obligations.  The Sellers have the right, power, and authority to enter into, and perform their obligations under this Agreement.  The execution and delivery of this Agreement by the Sellers and the performance by the Sellers of their obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Collins, its officers, directors or the Sellers are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, or (b) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of Collins or upon the shares of Capital Stock.

2.9           Full Disclosure.  To the best of Sellers’ knowledge, information and belief, none of the representations and warranties made by, or included in, any certificate or memorandum furnished or to be furnished by the Sellers, Collins, or on their behalf, contain or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

2.10     Contracts and Leases.  Collins is not a party to any contract, agreement or lease except as shown and identified on “Schedule 2.10”, copies of which will be supplied to GeoBio prior to Closing.  No person holds a power of attorney from Collins or the Sellers.

 2.11           Compliance with Laws.  To the best of Sellers’ knowledge, information and belief, Collins has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation pertaining to Collins.  To the best of Sellers’ knowledge, information and belief, Collins has complied with all federal and state securities laws in connection with the offer, sale and distribution of its securities.

2.12           Litigation.  Except as otherwise disclosed herein, Collins is not a party to any existing or pending suit, action, arbitration, or legal, administrative, or other proceeding, or prior, existing or pending governmental investigation. Furthermore, Collins is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

2.13           Conduct of Business.  Prior to the Closing, Collins shall conduct its business in the normal course, and shall not, without the approval of GeoBio, (i) sell, pledge, assign or dispose of any assets, except in the ordinary course of business or as contemplated herein, (ii) amend its Certificate of Incorporation or Bylaws, (iii) redeem or sell stock or other securities (which in no event shall be deemed in the normal course of business), (iv) incur any liabilities, except in the normal course of operations of the business, (v) commit to or issue any options, warrants or shares of Capital Stock or convertible into Capital Stock of Collins, or any common stock equivalents; (vi) enter into any debt, loan, debenture or encumbrance arrangement with respect to Collins or principal shareholders, officers and directors of Collins, (vii) acquire any assets or enter into any contract, guarantee obligations of any third party, except in the ordinary course of business, or (viii) enter into any other transaction not in the normal course of business.

2.14           Corporate Documents. Copies of each of the following documents, which are true, complete and correct in all material respects, will be submitted by or on behalf of Collins and Sellers at or before the Closing:

(i)	All of Collins’s Master Service Agreements (and/or similar agreements) between Collins and Collins’s customers and clients;

(ii)	All of Collins’ material contracts;

(iii)	Articles of Incorporation;

(iv)	Bylaws;

(v)	Consent of the Board of Directors to this Agreement, also attached hereto as Exhibit 2.14(vi) ;

(vi)	List of current Officers and Directors and the resignation(s) of officers and directors effective on the Closing date;

(vii)	Balance Sheet together with other financial statements, if any, described in Section 2.04;

(viii)	Colorado Corporation Commission Filing Receipt or other documentation to show good standing;

(ix)	Copies of all federal and state income tax returns, if available or representation that there are no taxes owing;

(x)	Stock register and stock certificate records of Collins;

(xi)	Corporate minute book of Collins with all updated entries and filings;

2.15           Corporate Filings.  All minutes, consents, resolutions, licenses, registrations or other documents filed with and federal, state, or local governmental body or agency shall at the Closing to be delivered to GeoBio and be valid and in accordance with the laws of the State of Colorado.

2.16           Title.  The Sellers have good title to the shares of Capital Stock being sold to GeoBio, pursuant to this Agreement.  The shares will be, at the Closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind.  Except as provided in this Agreement, the Sellers and Collins are not parties to any agreement which offers or grants to any person the right to purchase or acquire any of the shares of Capital Stock.  The Sellers and Collins are not aware of any applicable local, state or federal law, rule, regulation, or decree which would, as a result of the purchase of the shares of Capital Stock by GeoBio impair, restrict or delay voting rights with respect to the shares of Capital Stock delivered by the Sellers.  The Sellers shall act in good faith at all times and act expediently to complete the transaction contemplated herein.

2.17           Representations.  All representations set forth in Article II shall be true as of the Closing and all such representations shall survive the Closing for a period of Two (2) years.

ARTICLE III
INVESTMENT INTENT

3.01           Transfer Restrictions.                                             The Sellers and GeoBio agree and acknowledge that the Capital Stock being acquired pursuant to this Agreement may not be sold, pledged, assigned, hypothecated or otherwise transferred, unless such shares are registered under or in compliance with Rule 144 of the Securities Act of 1933 or other exemption from registration under the Act.

ARTICLE IV
CLOSING

4.01           Closing.  The Closing of the transaction will occur on or before June 1, 2010, at such time as mutually agreed to by the parties, at the offices of Escrow Agent.

4.02           Documents and Materials to be Delivered at Closing.  As part of the Closing, those documents listed in Section 2.14 of this Agreement, as well as the following, in form reasonably acceptable to counsel to the parties, shall be delivered to the Escrow Agent:

(a)           By the Sellers:

(i)	100% of the issued and outstanding Capital Stock of Collins;

(ii)	copies of all of the business and corporate records of Collins that are in the possession of the Sellers or Collins; and

(iii)	such other documents of Collins that are executed in the normal course of business.

(b)           By GeoBio;

(i)
The balance of the Cash Consideration due at Closing, in certified or other good funds, after applying the Earnest Money and any payment made to extend the Closing Date pursuant to paragraph 1.06(a); and

(ii)
the Five (5) year, Eight Percent (8%) Subordinated Promissory Note to Sellers in the amount of Two Million Five Hundred  Thousand U.S. Dollars ($2,500,000.00), as set forth in Section 1.01(b), above; and

(iii)	Funds sufficient to pay off and cause Sellers to be released as Guarantors on all loan and financing agreements listed on Schedule 1.01(c); and

(iv)	All necessary documents evidencing the release and removal of Sellers as Guarantors on all assumed equipment lease agreements listed on Schedule 1.01(d).

4.03           Change of Directors.  At the Closing, the current Board of Directors and Officers of Collins shall submit their written resignations. Sellers shall have visitation rights with respect to all meetings of the Board of Directors of GeoBio, and shall be given Fifteen (15) days advance notice of any said meetings, except in the event of Special Meetings of the Board, which notice provisions shall be consistent with Colorado Law and the Bylaws of GeoBio.

4.04           Consulting Agreements.  At Closing, JJ Inc. and C-VAC Central Vacuum Systems Inc., the Colorado corporations which are owned and controlled by Sellers, respectively, and have historically served as independent contractors to Collins, shall be retained by Collins as consultants pursuant to the terms and conditions contained in the Consulting Agreement attached hereto as “Exhibit 4.04.”

4.05           Master Service Agreement.  This Agreement is specifically conditioned upon Collins’ renewal of its five year Master Service Agreement with ExxonMobil and ExxonMobil’s approval of the same prior to Closing.

ARTICLE V
COVENANTS SUBSEQUENT TO CLOSING

The parties mutually agree to the following conditions subsequent:

5.01           Change of Control.  At Closing, Purchaser shall provide Sellers a list of the then current owners of GeoBio and the ownership interest each such owner has in GeoBio.  It is agreed that the owners of GeoBio at Closing shall continue to own at least Fifty-One Percent (51%) of the ownership interest in GeoBio until the Note is paid in full.  Purchaser agrees to notify Sellers prior to any transfer of ownership that would violate the foregoing covenant, at which time Sellers shall have the right to accelerate the Note and all outstanding principal and interest on the Note shall become immediately due and payable to Sellers in full.

5.02           Non-Compete.  Collins, its principals and management pledge and agree that they shall not compete with the business of Collins, as acquired by the Purchaser, nor compete within Collins’ industry (a “Competing Business”) anywhere in the following states for a period of Five (5) years following Closing:

·	Colorado;
·	Utah;
·	Arizona;
·	New Mexico; and
·	Wyoming.

5.03           Government Approvals.  Post Closing, the Sellers will cooperate with GeoBio in filing certificates formalizing the business combination contemplated herein with the State of Colorado.

5.04   Profit Levels.  Sellers shall be provided quarterly financial reports for Collins, GeoBio and any of their successors, including Balance Sheets, Statements of Income and Statements of Cash Flow.  In the event there is a loss of Thirty Percent (30%) or more in gross revenue during any quarterly period reported in the quarterly reports (a “Revenue Deficiency”), then the Seller’s shall have the right to provide to the Board of GeoBio written comments and suggestions for changes to the business operations of Collins (“Seller’s Written Comments”).  Upon receipt of Seller’s Written Comments, the Board shall have up to Ninety (90) days to implement Seller’s Written Comments.  If the Board fails to authorize or implement Seller’s Written Comments and GeoBio does not otherwise correct the Revenue Deficiency, within said Ninety (90) day period, then the Sellers may accelerate the Note and the balance of the Note shall become immediately due and payable.

ARTICLE VI
REMEDIES

6.01           Arbitration.  Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in the State of Colorado, City of Denver, in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

6.02           Termination.  In addition to any other remedies, on or before the Closing date, GeoBio and/or the Sellers may terminate this Agreement pursuant to its terms or if any of the warranties detailed herein have been breached.

6.03           Sellers’ Indemnification.  The Sellers, jointly and severally, agree to indemnify GeoBio against all actual losses, damages and expenses caused by (i) any material breach of this Agreement or warranty by them or any material misrepresentation of the Sellers contained herein, or (ii) any misstatement of a material fact or omission to state a material fact required to be stated herein or otherwise necessary to make the statements herein not misleading.

6.04           Purchaser’s Indemnification.  From and after Closing, the Purchaser and Collins shall indemnify and hold harmless Sellers from and against all liability, losses, damages and expenses (including, without limitation, interest, court costs, reasonable attorney’s fees and expenses) incurred by Sellers as a result of or arising out of Purchaser’s or Collins’ breach of or non-compliance with any agreement, representation, warranty or covenant contained in this Agreement.

6.05           Indemnifications Non-Exclusive.  The foregoing indemnification provisions are in addition to, and not in derogation of any statutory, equitable or common law remedy any party may have for breach of representation, warranty, covenant or agreement.

ARTICLE VII
CONFIDENTIALITY

7.01           Confidential Information.  Each party hereto will treat all non-public, confidential and trade secret information received from the other party as confidential, and such party shall not disclose or use such information in a manner contrary to the purposes of this Agreement.  Moreover, all such information shall be returned to the other party in the event this Agreement is terminated.

ARTICLE VIII
MISCELLANEOUS

8.01           Captions and Headings.  The article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

8.02           No Oral Change.  This Agreement and any provision hereof, may not be waived, changed, modified, or discharged, orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

8.03           Non Waiver.  Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

8.04           Time of Essence.  Time is of the essence of this Agreement and of each and every provision hereof.

8.05           Entire Agreement.  This Agreement, including any and all attachments hereto, if any, contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

8.07           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile signatures will be acceptable to all parties.

8.08           Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or on the second day if faxed, and properly addressed or faxed as follows:

If to GeoBio:

GeoBio Energy, Inc.
1100 Dexter Avenue, Suite 100
Seattle, WA 98109
Attn: Lance Miyatovich

With a copy to:

Frohling Associates, LLC
17 Fulton Street
Newark, NJ 07012
Attn: John Frohling

With a further copy to:

The Otto Law Group, PLLC
601 Union Street, Suite 4500
Seattle, Washington 98103
Attn: David M. Otto, Esq.

If to the Sellers:

Collins Construction, Inc.
PO Box 1609
Glenwood Springs, CO 81602

With a copy to:

Business World Brokers, Inc.
225 Main Street #301
Carbondale, CO 81623
Attn: Dave Moore

With a further copy to:

Steve Carver
Dalby Wendland & Co., PC
201 Centennial Dr.
Glenwood Springs, CO 81601

And

Neil W. Goluba
Goluba & Goluba PC
P.O. Box 931
Glenwood Springs, CO  81602

8.09           Binding Effect.  This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

8.10           Effect of Closing.  All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall be true and correct as of the closing and shall survive the Closing of this Agreement for Two (2) years post closing.

8.11           Mutual Cooperation.  The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

COLLINS CONSTRUCTION, INC.

/s/ Frank W. Collins
Name: Frank W. Collins
Title: President

THE SELLERS

/s/ Frank W. Collins
Frank W. Collins
Its: President, Principal Shareholder

/s/ Joshua Goodsell
Joshua Goodsell
Its:  Vice-President, Principal Shareholder

GEOBIO ENERGY, INC.

/s/Lance Miyatovich
By: Lance Miyatovich
Its: Chief Executive Officer, Chairman